News Release

News Release
FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Richard J. Vatinelle
	Executive Vice President and	Vice President and
	Chief Financial Officer	Treasurer
	williamlowe@kemet.com	richardvatinelle@kemet.com
	864-963-6484	954-766-2838

KEMET ANNOUNCES COST IMPROVEMENT ACTIONS

•	Annual savings beginning April 1, 2018 of approximately $11 million

•	Annual savings of approximately $15 million by Fiscal Year 2021

Greenville, South Carolina (November 16, 2017) - KEMET Corporation (the “Company” or “KEMET”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that, in a continuance of its effort to further improve gross margins, net income, and cash flow, it is undertaking the following actions and generating savings as listed below:

	Annual Savings (millions)
	FY19 (1),(2)	FY20 (2)	FY21 (2)	FY19 - FY21
TOKIN	$9.2	$9.2	$9.2	$27.6
Solid Capacitors	0.8	2.3	3.2	6.3
F&E	1.0	2.0	2.5	5.5
Total	$11.0	$13.5	$14.9	$39.4

(1) FY19 begins April 2018
(2) Savings compared to current run rate

Within the TOKIN legacy group, the Company will take a reduction in force across various internal operational and overhead functions. The Company will accrue approximately $5.3 million between the current fiscal quarter and June 30, 2018 with savings expected to begin on April 1, 2018. Total cost savings for next fiscal year is expected to be approximately $9.2 million.

The Solid Capacitors Business Group will modify its vertical integration strategy by relocating its tantalum powder facility equipment from Carson City, Nevada to its existing Matamoros, Mexico plant. The Company expects to achieve annual operating cost savings of approximately $0.8 million next Fiscal Year 2019 (which begins April 1, 2018), $2.3 million in Fiscal Year 2020 and $3.2 million in Fiscal Year 2021 from this move. The Company will accrue severance charges of approximately $0.9 million this quarter ending December 31, 2017 and incur cash charges for equipment and employee relocation costs of approximately $2.1 million over the next 21 months.

KEMET Announces Cost Improvement Actions
November 16, 2016

The Film and Electrolytic Business Group will take a voluntary reduction in force in its Italian operations and will accrue approximately $5.0 million between the current fiscal quarter and the quarter ending March 31, 2018 based on workforce reduction timing. Cost savings are expected to begin in March 2018 and are expected to be approximately $1.0 million beginning in Fiscal Year 2019 growing to $2.5 million in Fiscal Year 2021 and this action will also eliminate a potential labor cost increase of approximately $1.6 beginning in Fiscal Year 2019.

“We made a general announcement as we launched our TOKIN acquisition that we would reduce expenses there to improve performance and this is the first step in that process. We continue to be excited about the opportunities that this combination brings to us,” stated Per Loof, KEMET’s Chief Executive Officer. “In addition, we believe relocating our powder facility to be more efficient and close to our manufacturing process is imperative and we continue to look for ways to make our F&E business more competitive. While our performance has been excellent to date, we continue to look for ways to enhance our operating profit and bring value to our shareholders,” continued Loof.

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate and cause a write down of long-lived assets or goodwill; (ii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (iii) changes in the competitive environment; (iv) uncertainty of the timing of customer product qualifications in heavily regulated industries; (v) economic, political, or regulatory changes in the countries in which we operate; (vi) difficulties, delays or unexpected costs in completing the restructuring plans; (vii) acquisitions and other strategic transactions expose us to a variety of risks; (viii) acquisition of TOKIN may not achieve all

KEMET Announces Cost Improvement Actions
November 16, 2016

of the anticipated results; (ix) our business could be negatively impacted by increased regulatory scrutiny and litigation; (x) difficulties associated with retaining, attracting and training effective employees and management; (xi) the need to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xiv) the impact of laws relating to trade, export controls and foreign corrupt practices; (xv) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xvi) volatility of financial and credit markets affecting our access to capital; (xvii) the need to reduce the total costs of our products to remain competitive; (xviii) potential limitation on the use of net operating losses to offset possible future taxable income; (xix) restrictions in our debt agreements that could limit our flexibility in operating our business; (xx) any failure of our information technology systems to function properly or control unauthorized access to our systems may cause business disruptions; (xxi) any economic and demographic experience for our pension plans and other post-retirement benefit plans that is less favorable than our assumptions; (xxii) fluctuation in distributor sales could adversely affect our results of operations, and (xxiii) earthquakes and other natural disasters could disrupt our operations and have a material adverse effect on our financial condition and results of operations.

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